Exhibit 10.1

Employment Contract

This agreement is made on 1 February 2023

BETWEEN

(1) CTRL GROUP LIMITED (‘the Employer’ or “Company”); and

(2) Lau Chi Fung the holder of Hong Kong ID Card No.            (‘the Employee’)

The parties hereby agree the following terms and conditions :

I.	Defination

In this Agreement, the following words shall have the following meanings:

“Board” means the board of directors from time to time of the Company;

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“Group” means the Company and any of its associated companies from time to time;

“Termination Date” means the date upon which this Agreement terminates;

II.	Position, Probation and Term

1. The Employee will be employed in the position of Chief Executive Officer (“CEO”).

2. The Employer reserves the right to change the location of Employee’s workplace within Hong Kong and to transfer the Employee from one position or from one department to another.

3. The Employee warrants and represents that he will not be in breach of any contract or other obligation to any third party binding upon him by reason of entering into this Agreement or performing any of his duties and obligations under it. The Employee further warrants and represents that he is not under any criminal indictment or charge. The Employee acknowledges that the Company has agreed to enter into this Agreement relying on these representations and warranties and any breach of the same will be treated as a material breach so as to justify the summary termination of the Employee’s employment without notice, save for any other remedy available other the applicable law.

III.	Duties

Scope

The Employee will perform all duties assigned to him in his capacity as CEO of the Company in connection with the business of the Company including the specific duties set out in the Schedule hereto and any other duties or tasks assigned by the Board from time to time.

Reporting

The Employee will report to the Board, and keep them appraised of any information concerning the Company and provide any explanations, information and assistance regarding the business that he/they may from time to time require.

Fiduciary Obligations and Conflict of Interest

The Employee acknowledges that the employment relationship requires mutual trust and confidence between the Employee and the Company and agrees that he owes a fiduciary duty to the Company and is, amongst other things, obliged to:

➢	act in good faith and fidelity to the Company including ensuring that there is no conflict between the personal interest of the Employee and his duties to the Company;

➢	fully disclose and obtain prior written consent from the Board to enter into any transaction or contract or commercial arrangement for profit where such a transaction or contract or arrangement is in direct or indirect conflict between the personal interest of the Executive and his duties to the Company;

Receipt of Payments or Benefits in Kind

The Employee undertakes not to accept any payment or other benefit in money or kind from any person or entity as an inducement or reward for any act or forbearance in connection with any matter or business transacted by or on behalf of the Company.

Acknowledgement

The Employee acknowledges that any breach of the requirements of this clause IV may in the circumstances constitute a fundamental breach of the necessary trust and confidence required in an employment relationship so as to justify the summary termination of the Employee’s employment without notice.

IV.	Hours of Work

The Company’s normal business hours are 9:00am to 6:30pm Monday to Friday. The Company reserves the right to change the Employer’s working hours and its normal business hours as the needs of the business may require. The Employer may also be required to work outside normal business hours as reasonably directed by the Company or as may be necessary for the full and proper performance of his duties under this Agreement. No additional payment will be made for any overtime worked.

V.	Responsibilities

1. The Employee shall act at all times in accordance with the lawful and reasonable instructions of the Employer.

2. The Employee shall act at all times in a civil manner and shall be punctual, sober, conscientious and loyal in carrying out the Employee’s duties.

3. Within the effective period of this Agreement, the Employee shall devote the whole of his time and attention and abilities to the job unless it is prevented by his own illness , and the Employee shall also faithfully serve the Employer and do all acts or things within his/ her power to help develop and promote the Employee’s business.

VI.	Salary

1. The Employee shall receive during the continuance of the Appointment in consideration of the performance of his duties hereunder:

(1)	Service Fees: the Company will pay the Director an annual fee of HK$600,000 with such fee to accrue on a day to day basis payable by 12 equal installments of HK$50,000 per month;

(2)	Housing Allowance: in addition to the Service Fees, the Director shall be entitled to a housing allowance of HK$42,000 per month;

(3)	The Service Fees and Housing Allowance shall be payable in arrears on the last working day in Hong Kong of each calendar month;

(4)	If the Commencement Date is on a day after the beginning of a calendar month, or the Appointment is terminated prior to the end of a calendar month, the Director shall only be entitled to a pro-rata amount of such fees in respect of the period of service during the relevant month up to the date of termination; and

(5)	The Service Fees and Housing Allowance shall be subject to annual review by the Board and/or the Remuneration Committee . Criteria which will be taken into consideration includes the Director’s performance, contribution to the business of the Company and the Group, inflation and such other factors pursuant to the Articles and/or the remuneration policy of the Company.

2. The salary amount will be directly put into the Employee’s bank account, of which the number will be provided by the Employee.

3. The Employee’s basic salary will be reviewed annually under a formal review programme and any adjustments arising from the review will become payable as from the first day of the month following such review.

VII.	Annual Bonus

1. The Employee subject to annual approval of independent directors of the Group, will be remunerated a discretionary bonus at every financial year end of the Group based on his performance.

VIII.	Holidays

The Employee will not normally be required to work on Saturday, Sundays and general public holidays as published in the Government Gazette.

IX.	Annual Leave

1. Upon completion of the probation period, the Employee will be entitled to 15 days paid leave for each 12 months’ employment; the probation period will be taken into account the Employee’s leave entitlement.

2. No payment should be paid to the Employee in lieu of any unused leave entitlement (except in the case of termination of employment where the Employee is entitled to payment for accrued but unused leave)

3. Upon termination of the employment by the Employer or the Employee, the Employee shall be entitled to payment in lieu of accrued but unused leave on a pro rata basis, provided that the Employer shall be entitled to make an appropriate deduction where leave taken exceeds the amount of leave actually due to the Employee.

X.	Sick Leave

The Employee shall inform the Employer shortly by phone of any absence and shall provide relevant supporting documents to prove the necessity of absences to the Employer.

XI.	Unauthorized Absences

Without prejudice to the other rights of the Employer, the Employer may deduct the equivalent amount of basic daily salary from the Employee’s salary for every day of absence from employment without the prior permission of the Employer.

XII.	Confidentiality

1. During the employment, the Employee shall not pursuant to this agreement or at any time thereafter (otherwise than in the proper performance of any duties hereunder) without the consent in writing of the Employer being first obtained him/ herself use for his/ her own account or divulge to any person, firm or Company (and shall all the times use his/ her best endeavors to prevent the publication or disclosure of) any information concerning the business, products, know-how, technology, accounts, finances, clients or customers of the Employer and upon termination of this agreement the Employee shall forthwith surrender to the Employer all original and copy documents, samples or other items relating to any matters aforesaid.

2. During his/her employment, the Employee shall not pursuant to this Agreement or with six months thereafter directly or indirectly induce, entice or solicit or attempt to induce, entice or solicit :

a)	any employee of the Employer with whom the Employee has had the personal dealings during the course of his/ her employment working in the same department as the Employee to leave such employment or

b)	the business (in competition with the Employer) of any person, form or company that has at any time during the period of employment hereunder been a client or customer of the Employer.

XIII.	Non-solicitation and non-competition

1. The Employee covenants with the Company that he shall not at any time during the continuance of this Agreement and for a further period of six (6) months following the Termination Date, either on his own behalf or for any other person directly or indirectly

1.1	approach, canvass, solicit or otherwise endeavour to entice away from the Group the custom of any person who at any time during the twelve (12) months preceding the Termination Date has been a customer or supplier of the Group and during such period he shall not use his knowledge of or influence over any such customer or supplier to or for his own benefit or the benefit of any other person carrying on business in competition with the Company or otherwise use his knowledge of or influence over any such customer or supplier to the detriment of the Company;

1.2	solicit or entice or endeavour to solicit or entice away from the Group any person who at the date of termination is employed or engaged by the Group in a managerial, executive or sales capacity and with whom the Employee has had material dealings or was directly managed by or reported to the Employee within the period of twelve (12) months immediately prior to the date of termination;

2. The Employee acknowledges that the restrictions set out above are reasonable and necessary for the protection of the legitimate interests of the Group with whom or on whose behalf the Empolyee has had business dealings and that, having regard to those interests, those restrictions do not work unreasonably upon him.

XIV.	Term and Termination

1.	Notwithstanding anything herein before contained, the Employer may at any time terminate this Agreement without notice or payment in lieu.

a)	if the Employee, in relation to his employment

i. willfully disobeys a lawful and reasonable order

ii. misconducts himself such conduct being inconsistent with due and faithful discharge of his duties

iii. is guilty or fraud or dishonesty; or

iv. is habitually neglectful in his duties; or

b)	on any other ground on which the Employer would be entitled to terminate this Agreement without notice at common law.

XV.	Applicable Law

This agreement shall be construed and governed by the laws of Hong Kong.

IN WITNESS whereof the parties have signed this Agreement the day and year first written above.

SIGNED BY
On behalf of the Employer
In the presence of :

/s/ Douglas
Douglas

SIGNED BY the Employee
In the presence of :

/s/ Lau Chi Fung
Lau Chi Fung

THE SCHEDULE

EXECUTIVE DUTIES

●	In charge if full function of the Group

●	Develop and drive strategic plans and directions for the Group

●	Look for new opportunities, markets and channels to further develop the business of the Group

●	Oversee day-to-day operations and drive performance of the business

●	Maintain a good public relationship with investors

●	Maintain an effective communication with the Board